ARIZONA NUTRITIONAL SUPPLEMENTS, INC.

SALES AGREEMENT

This agreement is entered into as of January 1, 2007 (the "Effective Date"), between Arizona Nutritional Supplements, Inc. (“ANS") and Targeted Medical Pharma, Inc. (the "Customer").

Recitals:

This sales agreement (the "Agreement") is for the purpose of defining the terms of sale and payment that shall apply to all purchase orders from Customer and sales to Customer.

It is therefore agreed as follows:

1. Scope of Agreement. This agreement applies to all purchase orders given by Customer to ANS and to all sales by ANS to Customer. If there is any conflict between the terms of this Agreement and the terms of a purchase order or any other sales document, then this Agreement shall control as to such conflicting terms unless such other sales document is signed both by Customer and by ANS. ANS will be Customer's exclusive manufacturer of nutritional products, dietary supplements, and medical foods.

2. Cancellation of Purchase Orders. Customer shall be entitled to cancel a purchase order by giving written notice that is received by ANS within 48 hours after ANS has received such purchase order. After such 48 hour period has expired, Customer is not entitled to cancel a purchase order and Customer will be required to take delivery of and pay for all purchase orders that ANS has filled. Cancellation of rush orders is not permitted. ANS agrees that non-cancelled purchase orders will be filled in a timely fashion.

3. Change to Purchase Orders. Any change made after receipt of a purchase order may incur a $250.00 fee. Any change made after receipt of a purchase order may also extend the original completion date.

4. Payment Terms. Customer agrees to pay ANS within forty-five (45) days following the earlier of: (i) Customer's receipt of an invoice for the products, or (ii) Customer's receipt of the Products.

5. Place of Shipment. Unless otherwise agreed to in writing, the parties agree that shipping will be FOB Chandler, Arizona.

6. Taxes and Customs Dues. Customer agrees that all taxes related to the products are Customer's sole responsibility.

7. Change of Payment Terms. In the event that Customer fails to make payments as provided for in Paragraph 4 above, payment terms for subsequent purchase orders will be subject to change at ANS' sole discretion, which may include a requirement that Customer prepay its purchase orders or C.O.D. shipment of orders.

8. Interest on Past Due Amounts. If Customer fails to pay an invoice by the applicable payment due date, then interest at the rate of 18% per annum shall accrue on the invoice from the date of the invoice until such invoice is paid in full. Payments will be applied to the oldest outstanding invoice.

9. Amendment. This Agreement may not be amended except by a written instrument executed by each of the parties hereto.

10. Raw Materials. ANS agrees to keep on hand a thirty (30) day supply of raw materials for Customer's Theramine product. ANS does not accept any materials supplied by its customers, unless specifically agreed to in advance by ANS.

11. No Warranties. ANS warrants that the Products will be free of defect in workmanship and materials and will conform to the specifications set forth in the corresponding customer sign-off and/or purchase orders and will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act. This warranty does not cover' abuse or misuse by Customer, its employees or agents, nor is it applicable in cases where Customer has failed to follow instructions supplied by ANS. This warranty extends only to original Customer from ANS. Customer agrees to notify ANS by registered mail within ten (10) days of the receipt of the products of all shortages, defects or claims of any kind. ANS MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS, OR SUITABILITY FOR ANY PARTICULAR PURPOSE OR USE UNLESS SPECIFICALLY STATED IN THIS AGREEMENT OR THE BODY OF ANY PURCHASE ORDER COVERING THE PRODUCTS. IN ANY EVENT, ANS' TOTAL LIABILITY FOR BREACH OF THIS OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED, OR ANY OTHER AGREEMENT CONTATNED HEREIN, SHALL BE LIMITED TO THE PURCHASE PRICE PAID AS SET FORTH IN THIS AGREEMENT OR ANY PURCHASE ORDER COVERING THE PRODUCTS, AND ANS SHALL IN NO EVENT BE LIABLE FOR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS.

12. Formulations. ANS' role as formulator is limited to producing products that satisfy the ingredients claimed on the "Supplements Facts" panel. ANS does not make or advocate any claims regarding individual ingredients used or the combination of those ingredients in the products it produces, including but not limited to claims of efficacy, structure or function.

13. Attorney's Fees. Customer agrees to pay the reasonable attorney's fees, collection costs and expenses that are incurred by ANS in collecting any invoices not paid by the payment due date. The prevailing party in any other action or proceeding will be entitled to its reasonable attorney's fees and costs.

14. Jurisdiction and Venue. Except for the provisions in Section 15, for the interpretation and enforcement of this Agreement and in general for any questions related to the same, the parties agree to the jurisdiction and venue of any Arizona State Court or Federal Court for the District of Arizona, located in the City of Phoenix, Arizona; the parties waive any other venue that now or in the future could be available to them because of their domicile or for any other reason.

15. Mediation and Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or its formation, breach performance, validity, invalidity or termination, shall be submitted to and be settled by mediation, and, if necessary, arbitration in accordance with the rules set forth by the American Arbitration Association. The final award of the arbitrators shall be binding, and shall not be subject to judicial review except upon such grounds as are specified in Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. Interim awards issued during the proceedings by the arbitration tribunal shall not be subject to any judicial review, except after issuance of the final arbitration award. In the event that the party against which the final award is made attempts to challenge it before a competent judicial authority, that party may be required by such judicial authority to post adequate security on behalf of the party who received the award, to insure the payment of such award, if the final award is confirmed judicially.

16. Governing Law. Arizona law (without regard to the conflicts of law principles of Arizona law) shall be applied in determining any questions of law that may arise concerning the interpretation or enforceability of any provisions of this Agreement.

17. No Waiver.  The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence of that term or any other term of this Agreement.

18. Execution of Agreement. This Agreement may be executed in counterparts. The Agreement shall become binding when each party has signed the Agreement and transmitted to the other party the signature page with such party's signature.

19. Term: Termination.

(a)           Term. This Agreement will commence on the Effective Date and terminate on December 31, (the "Termination Date") 2011, (the "Term").

(b)           Termination. Either Party may terminate this Agreement upon written notice of termination as of the date set forth in such notice of termination if the other Party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after the receipt of written notice of breach.

(c)           Renewal. This Agreement shall automatically renew for additional five (5) year terms unless a party provides the other party with notice, not less than ninety (90) days prior to the Termination Date that such party intends that the Agreement not be renewed.

(d)           Rights Upon Expiration or Termination. In the event of expiration of this Agreement, ANS will comply with any outstanding purchase orders. In the event of termination of this Agreement by the Customer and/or ANS, Customer will have the right to cancel any outstanding Purchase Orders that are not in the process of completed procurement or manufacturing. In the event of expiration or termination of this Agreement; Customer will have the obligation to purchase any products in inventory and/or any bulk inventory, raw material, components or other supplies which ANS has in its possession which (i) was specifically ordered by ANS for a duly issued and accepted purchase order and (ii) cannot otherwise be utilized by ANS in the course of its ordinary business.

20. Force Majeure. Neither party to this Agreement shall be liable for its failure to perform hereunder due to any contingency beyond its reasonable control, including fires, floods, wars, sabotage, accidents, labor disputes or shortages, inability to obtain material, equipment or transportation, acts of God, and any other similar or different contingency. The party whose performance is prevented by any such contingency shall have the right to omit during the period of such contingency all or any portion of the quantity deliverable during such period, whereupon the total quantity deliverable under this Agreement shall he reduced by the quantity so omitted.

21. Entire Agreement. This Agreement supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and cannot be changed orally. This Agreement constitutes the entire agreement of the parties as to the matters set forth herein.

DATED

1/11/07

ANS:		Customer:

Arizona Nutritional Supplements, Inc.		Targeted Medical Pharma, Inc.

By	/s/ Brian Lamb	By	/s/ Kim Giffoni